Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 07-23

For more information contact: James Eckert, President

Phone: (337) 896-6664

OMNI NAMES NEW CHIEF OPERATING OFFICER

Oil Field Service Veteran Brian Recatto to Take Charge of Operations

CARENCRO, LA – DECEMBER 20, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today announced the appointment of Mr. Brian Recatto to the position of Chief Operating Officer. In this capacity, Mr. Recatto will have full authority and responsibility for the company’s daily operations encompassing all activities in the development and implementation of short- and long-range plans to achieve overall corporate goals. Mr. Recatto joined OMNI as Vice President in March 2007 when the Company acquired Charles Holston, Inc. where he served as President since 2004.

Commenting on the appointment, OMNI’s Chief Executive Officer James C. Eckert said, “It is with great pleasure that we name Brian Recatto as COO. In the short time Brian has been with OMNI his operational expertise gained over his 20 years in the industrial services and waste management industries is clearly evident. He began his career in 1987 with Marine Shale Processors, Inc. as the Director of Sales & Marketing. In 1989 he founded EMRAS, Inc., a Florida based environmental consulting firm which he sold in 1991. In 1992 he bought Meklo, Inc. with a group of investors and spent 6 years as President of the Houston-based industrial waste management company before selling Meklo to Philip Services Corporation (PSC). At the time, PSC was a New York Stock Exchange company operating one of the largest networks of diversified industrial services operations. PSC had over 5000 employees in 122 locations, with a large exposure to the oil and gas industry. He began his 7 year stint at PSC as the General Manager of Gulf Coast Operations and rose through the ranks of the organization to occupy the role of President of the Industrial Services Division at his departure in 2004. Most recently Brian was President of Charles Holston, Inc., a company offering a full range of environmental services and one of OMNI’s strategic acquisitions completed earlier this year. Throughout his professional career Brian has demonstrated an undeniable proficiency as an operator generating consistent progress and growth within the organizations he served.”

Mr. Recatto graduated with a B.S. in Finance from the Louisiana State University in Baton Rouge, LA.

Eckert continued, “Brian steps into this role at a great time for our company. All of our core business units are enjoying solid results, and we look forward to finishing up 2007 in a strong operating position. Looking ahead to 2008, we continue to see demand for our diversified services, and we anticipate, given current general economic conditions, another strong year for OMNI Energy in 2008. We’ve spent the last seven years rebuilding OMNI into one of the leading, diversified oil and gas service companies in the Louisiana and Texas Gulf Coast area, and we are especially proud of the accomplishments of all of the dedicated employees of OMNI that have helped to make this dramatic turnaround possible. As a new member of our senior management team, we expect that Brian will help OMNI continue in this direction and look forward to the positive contributions he will make to our organization.”

“I am very excited about this opportunity,” stated Recatto. “Over the past 5 years OMNI has developed into an industry leader with a diverse service offering and a growing geographical presence. With 3 acquisitions completed in 2007, it is evident that the company and its management team are focused on delivering results. The market for OMNI’s products is increasing and the potential I see for this organization is remarkable. Now is a perfect time to be part of this group,” Recatto concluded.

In Related News:

OMNI Energy also announced that, resulting from their October 2007 engagement of the executive search firm Heidrick & Struggles, the board of directors is presently considering candidates for the position of Chief Financial Officer.

Headquartered in Carencro, LA, OMNI Energy Services Corp. (NASDAQ GM: OMNI) offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation and Specialized Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to expand our Transportation Services and Equipment Leasing operations into the Barnett Shale region, the previously announced expansion of operations in the Rocky Mountain Region of the United States, the timely conversion of seismic drilling backlog into revenue, the utilization rates of our equipment and personnel, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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